ELEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This ELEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated the 15 day of April, 2019 by and among Gerber Finance Inc. (the “LENDER”), KBS Builders, Inc. (the “BORROWER”), and ATRM Holdings, Inc. as guarantor (the “GUARANTOR”).

RECITALS:

WHEREAS, LENDER, BORROWER and Guarantor entered into a Loan and Security Agreement dated as of February 23, 2016, as amended by (i) the First Amendment to Loan and Security Agreement dated November 30, 2016, (ii) the Second Amendment to Loan and Security Agreement dated November 30, 2016, (iii) the Third Amendment to Loan and Security Agreement dated June 30, 2017, (iv) the Fourth Amendment to Loan and Security Agreement dated July 19, 2017, (v) the Fifth Amendment to Loan and Security Agreement dated September 29, 2017, (vi) the Sixth Amendment to Loan and Security Agreement dated December 22, 2017, (vii) a series of emails between representatives of the parties sent January 12 – 14, 2018 characterized as a Seventh Agreement of Amendment to Loan and Security Agreement), (viii) the Eight Amendment to Loan and Security Agreement dated October 01, 2018, (ix) the Ninth Amendment to Loan and Security Agreement dated February 22, 2019, and (x) the Tenth Amendment to Loan and Security Agreement dated April 01, 2019 (such Loan and Security Agreement, as so amended and as it may be further amended, restated, supplemented or otherwise modified from time to time, being the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Loan Agreement;

WHEREAS, BORROWER hereby acknowledges that it is in default on the delivery of financial statements required by Section 8.01 (c) of the Loan Agreement for the 2017 Fiscal Year End and 2018 Fiscal Year End (such requirement being the “Financial Statement Duty”), and BORROWER has requested that LENDER extend the deadline for performance of the Financial Statement Duty to April 30, 2019 for the 2017 Financial Statement Duty, and May 31, 2019 for the 2018 Financial Statement Duty; and

WHEREAS, BORROWER has requested that LENDER waive the Leverage Ratio and Net Income covenants set forth in Schedule III (Financial Covenants) of the Loan Agreement for the 2017 and 2018 Fiscal Years (such requirement being the “2017-2018 Financial Covenants”) and remove the Leverage Ratio covenant from the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, LENDER and BORROWER agree as follows:

1.    Amendments to the Loan Agreement. Subject to the terms and conditions set forth herein and, in the case of LENDER, in reliance upon the representations and warranties made by BORROWER herein, the Loan Agreement is amended as follows:

(a)    Section 1.1 of the Loan Agreement is amended to read as follows with respect to the following definition:

“Inventory Availability” means the aggregate principal amount of Revolving Credit Advances against Eligible Inventory that Lender may from time to time make available to Borrower, which aggregate principal amount will not exceed the lesser of

(a)	the sum of

a.	the lesser of

i.	fifty percent (50%) of the value of Borrower’s Eligible Finished Goods Inventory (calculated on the basis of lower of cost or market on a first-in first-out basis) less deposits or

ii.	$250,000,
plus

b.	the lesser of

i.	fifty percent (50%) of the value of Borrower’s Eligible Raw Material Inventory (calculated on the basis of the lower of cost or market, on a first-in first-out basis) or

ii.	$250,000;
or

(b)	the lesser of

a.	1.25 times the amount of Accounts Availability, or

b.	$500,000.”

(b)    Schedule III (Financial Covenants) to the Loan Agreement is amended and restated in its entirety to read as follows:

SCHEDULE III
FINANCIAL COVENANTS

1.	Distributions. Borrower shall make no distribution, transfer, payment, advance, or contribution of cash or property which would constitute a Restricted Payment.

2.
Net Income. Borrower shall not report a net loss for the Fiscal Year ending December 31, 2019. For the Fiscal Year ending December 31, 2020 and for each Fiscal Year thereafter (each such Fiscal Year being a “Projected Fiscal Year”), Borrower shall report annual post-tax net income in an amount at least equal to the greater of (i) $500,000 or (ii) 80% of the annual post-tax net income indicated on the Projection for such Projected Fiscal Year required by Section 8.1(d) of the Loan Agreement. The Borrower’s compliance with the covenant set out in the immediately preceding sentence will be tested on a trailing 6-month and 12-month basis, it being understood that post-tax net income for any trailing 6-month fiscal period commencing June 30th, 2020 and thereafter shall not be less than $0.

2.    Extension of Term for Financial Statement Reports. LENDER hereby waives the reporting requirements set out in Section 8.1(c) of the Loan Agreement in respect of the fiscal years ended December 31, 2017 and December 31, 2018, provided that the reports in respect of such fiscal years required to be delivered under Section 8.01(c) shall be delivered on or before April 30, 2019 for the FYE December 31, 2017, and May 31, 2019 for the FYE December 31, 2018.

3.    Waiver of 2017-2018 Financial Covenants. LENDER waives compliance with the 2017-2018 Financial Covenants.

4.    Administrative Fee. BORROWER shall pay LENDER, at the time of execution of this Amendment, an administrative fee of US$35,000.00.

5.    Reaffirmation. BORROWER hereby consents to the terms of this Amendment, reaffirms its obligations under the Loan Agreement and any other related document to which it is a party and admits the validity and enforceability of the Loan Agreement (as amended hereby) and any other related document to which it is a party.

6.    Effectiveness. The effectiveness of this Amendment is subject to the following conditions precedent:

(a)    receipt by LENDER of a counterpart of this Amendment executed by BORROWER;

(b)    the representations and warranties contained in the Loan Agreement shall be correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the date of this Amendment, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date; and

(c)    as of the date of this Amendment (giving effect to the provisions of this Amendment), no Default or Event of Default shall have occurred and be continuing.

7.    Representations and Warranties. To induce LENDER to enter into this Amendment, BORROWER hereby represents and warrants to LENDER that as of the date hereof:

(a)    the principal amount outstanding under the Loan Agreement is $817,333.65, and accrued and unpaid interest thereon is $905.59; and (giving effect to the provisions of this Amendment) no Default or Event of Default has occurred and is continuing under the Loan Agreement or any of the other Credit Documents;

(b)    the execution, delivery and performance by BORROWER of this Amendment, and the consummation of the transactions contemplated hereby, are within the BORROWER’s corporate powers, have been duly authorized by all necessary corporate actions, and do not contravene (i) any of BORROWER’s constituent documents or (ii) any law or any contractual restriction binding on or affecting BORROWER or any material part of its assets, except (solely for the purposes of this subclause (ii)) to the extent it would not reasonably be expected to have a Material Adverse Effect;

(c)    no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the BORROWER of this Amendment; and

(d)    the Obligations are unconditionally owing to LENDER without setoff, recoupment, defense, or counterclaim, in law or in equity.

8.     General. This Amendment:

(a)    embodies the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written with respect to such subject matter; and

(b)    may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed (which execution may be effected physically or electronically) shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by facsimile or other electronic transmission shall be equally effective as delivery of a manually executed counterpart to this Amendment.

9.    Effect on Loan Agreement. Except as expressly set forth herein, LENDER agrees to no amendment with respect to the Loan Agreement or any other Credit Document, and the Loan Agreement and the other Credit Documents remain in full force in accordance with their respective terms. The amendments agreed to herein do not and shall not create (nor shall BORROWER rely upon the existence of or claim or assert that there exists) any obligation of LENDER to consider or to agree to any further amendment to the Loan Agreement or any other Credit Document. LENDER expressly reserves the right to require strict compliance with the terms of the Loan Agreement and the other Credit Documents in all respects. The amendments agreed to herein shall not constitute a course of dealing at variance with the Loan Agreement so as to require further notice by LENDER to require strict compliance with the terms of the Loan Agreement and the other Credit Documents in the future. On and after the date hereof, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Loan Agreement and each reference in the related documents to the “Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Loan Agreement shall mean and be a reference to the Loan Agreement, as hereby amended. The execution, delivery, and effectiveness of this Amendment do not waive any of LENDER’s rights, powers, or remedies or any provision of the Loan Agreement or any other Credit Document.

10.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

11.     Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of New York, without regard to any conflicts of laws principles that would call for applying the laws of another jurisdiction

[Signature Page Follows]
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

BORROWER: KBS Builders, Inc. By:/s/ Daniel M. Koch__________________ Name: Daniel M. Koch Title: President I have authority to bind the Borrower.
LENDER:
GERBER FINANCE INC. By:/s/ Jennifer Palmer__________________ Name: Jennifer Palmer Title: President I have authority to bind the Lender.

GUARANTOR:

ATRM Holdings, Inc.

By: /s/ Daniel M. Koch__________________
Name: Daniel M. Koch
Title: President and Chief Executive Officer
I have authority to bind the Guarantor.

REAFFIRMATION OF AGREEMENTS
We are parties to one or more guaranties, subordination agreements, security agreements, pledge agreements, mortgages, assignments, instruments, agreements, or other documents related to BORROWER (each, a “Credit Document” and collectively, the “Credit Documents”). To induce LENDER to enter into the Amendment, and for other good and valuable consideration, the adequacy and receipt of which is acknowledged, we each agree that:

1.	Our Credit Documents remain in full force and effect, are ratified and confirmed, and extend to and cover all Obligations.

2.
We consent to the Amendment and any other amendments previously delivered in connection with the Loan Agreement, and represent that we have each read all of the Amendment (and each other previously delivered in connection with the Loan Agreement) and its Exhibits, if any.

3.
If we have granted liens or security interests to LENDER, those liens and security interests, if any, secure all Obligations and all our present and future obligations to LENDER, as provided in the Credit Documents.

4.
If we have executed a subordination agreement, BORROWER’s present and future obligations to each of us, and the liens securing those obligations, are subordinate to the Obligations and LENDER’s liens on the collateral, if any, as provided in such subordination agreement.

5.	If we have executed a guaranty in LENDER’s favor, each guaranty guaranties all Obligations, including those described in the Amendment, as provided in such guaranty.

6.	All of our obligations to LENDER are owed without setoff, defense, counterclaim, or recoupment.

7.	LENDER does not have to obtain our consent or reaffirmation to any other agreements or modifications to LENDER’s relationship with BORROWER or any other person.

GUARANTOR:

/s/ Jeffrey E. Eberwein__________________

Jeffrey E. Eberwein